Exhibit 99.1

NanoSensors, Inc. Signs Merger Agreement with Cuchulainn Holdings in connection with Redirection of Operations

Wednesday, November 28, 2:00 pm ET

REDWOOD CITY, Calif., Nov. 28 -- NanoSensors, Inc. (“NanoSensors”) (OTC Bulletin Board: NNSR - News) today announced that it has today entered into a definitive merger agreement with Cuchulainn Holdings Inc., a Panamanian company (“Cuchulainn”). Previously on September 13, 2007, NanoSensors announced a redirection of its operations and reorganization of its executive management team.

Cuchulainn has been licensed technology and other intellectual property in order for it to operate an online-based video console game wagering service (the “Service”). The Service enables gamers to compete against other gamers and place wagers on the outcomes of their games. The outcome of the game play will be determined upon the skill of the individual participant. The Service will cater to an international community of gamers that play video games and place wagers online. Cuchulainn recently raised approximately $620,000 (U.S.) in a private placement financing to fund initial development costs. Prior to commencing operation of the Service, NanoSensors and Cuchulainn will need to raise additional capital financing.

Pursuant to the merger agreement, Cuchulainn will merge with and into a wholly-owned subsidiary of NanoSensors and become a wholly-owned subsidiary of NanoSensors. In the merger, each outstanding share of Cuchulainn will be exchanged for .000565 share of a new class of NanoSensors Series A Convertible Preferred Stock which will vote on an “as converted” basis together with issued and outstanding shares of NanoSensors Common Stock. Each Series A Preferred Share for voting purposes will be equal to 168,729.068 shares of NanoSensors Preferred Stock. As of the date of the merger agreement, Cuchulainn had issued and outstanding 17,700,000 shares of common stock. Following completion of the merger, the former shareholders of Cuchulainn will own approximately 80% of the voting power of NanoSensors and current shareholders of Nanosensors will own the remainder. Each share of NanoSensors Preferred Stock issued to Cuchulainn shareholders in the merger will be issued under an exemption from registration under the Securities Act of 1933 and will be restricted shares. The holders of such shares may not sell, transfer or otherwise dispose of such shares without registration under the Securities Act or an exemption therefrom. NanoSensors has agreed, however, to grant registration rights to the Cuchulainn Holdings shareholders.

Two shareholders and nominees of Cuchlainn, William Levy and Tom Hendren, will join the management team of NanoSensors and also become directors of NanoSensors. Robert A. Baron, currently chairman of the Board of Directors and Interim Chief Executive Officer of NanoSensors, will remain as a director. Robert Coutu, the other current director of NanoSensors, will resign from the Board immediately prior to the closing of the merger. Josh Moser, the Company’s Interim Chief Financial Officer, Vice President and Chief Operating Officer will also continue to be an executive officer of the NanoSensors . The merger agreement provides that prior to the closing of the transaction the parties will agree to a new management structure for NanoSensors, and following the closing NanoSensors will change its company name.

The merger agreement also contemplates that subsequent to the closing of the merger, the Board of Directors of NanoSensors will consider and approve, and submit to the shareholders of NanoSensors for their approval a 100-to-1 reverse stock split of shares of NanoSensors Common Stock, decreasing the number of authorized shares of NanoSensors Common Stock and also authorizing additional shares of NanoSensors Preferred Stock.

The definitive merger agreement is subject to usual and customary conditions for transactions of this nature. The merger is expected to close prior to the end of 2007. However, there can be no assurances that the transaction will be completed.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words "believe," "anticipate," "think," "intend," "plan," "will be," "expect" and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of Nanosensors are subject to certain risks and uncertainties, which could cause actual events or the actual future results of Nanosensors to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, NanoSensors' ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in Nanosensors' reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by NanoSensors or any other person that the objectives and plans of NanoSensors will be achieved.

CONTACT
Robert Baron
Interim Chief Executive Officer
(650) 641-2349
rbaron@fuse.net